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                                                                     EXHIBIT 5.1



                                 April 21, 1998



Flowers Industries, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757

Gentlemen:

     We have acted as counsel to Flowers Industries, Inc., a Georgia corporation (the "Company"), in connection with the registration of up to 11,500,000 shares of Common Stock, $.625 par value per share, of the Company (the "Shares") and $200 million principal amount of certain debentures due 2028 (the "Debentures"), to be issued by the Company pursuant to a Registration Statement on Form S-3 (File No. 333-48787) (the "Registration Statement"), filed with the Securities and Exchange Commission to which this opinion appears as Exhibit 5. The Debentures will be issued pursuant to that certain indenture (the "Indenture"), among the Company and SunTrust Bank, Atlanta, as Trustee. Unless otherwise defined herein, terms defined in the Registration Statement herein as defined therein.

     We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company, and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinions set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinion:

     1. The Shares are duly authorized and, when issued by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     2. Assuming the due authorization, execution, and delivery by the Trustee of the Indenture, when the Debentures, substantially in the form as set forth in an exhibit to the Indenture filed as Exhibit 4.1 to the Registration Statement, have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and duly delivered in the manner described in the Registration Statement, the Debentures will constitute valid and legally binding obligations of the Company enforceable

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          in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or a law).

      We have hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to this Firm under the heading "Legal Matters" in the Prospectuses constituting part of the Registration Statement.

                                             Sincerely,



                                             JONES, DAY, REAVIS & POGUE